Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 7, 2026, except for Note 8, as to which the date is March 10, 2026, the Consolidated Statements of Profit or Loss, as to which the date is April 14, 2026, Note 14, as to which the date is April 30, 2026, and the Consolidated Statements of Financial Position, Note 2, Note 12, Note 14, Note 24 and Note 26, as to which the date is May 28, 2026, relating to the consolidated financial statements of Ticketplus Ltd. and its subsidiaries as of December 31, 2024, and for the year ended December 31, 2024, which was originally included in the Registration Statement on Form F-1 (File No. 333-296318).

/s/ CEYA Chile

Valparaíso, Chile

August 10, 2026